UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 03, 2016 (Date of earliest event reported)
Lithia Motors, Inc. (Exact name of registrant as specified in its charter)

OR (State or other jurisdiction of incorporation)	001-14733 (Commission File Number)	93-0572810 (IRS Employer Identification Number)

150 N. Bartlett St, Medford, OR (Address of principal executive offices)		97501 (Zip Code)
541-776-6401 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 29, 2016, William Young informed the Board of Directors (the "Board") of Lithia Motors, Inc. (the "Company") that he would retire from the Board effective March 1, 2016. Mr. Young retired for personal reasons and not as a result of any disagreement with the Company relating to the Company's operations, policies or practices.

On March 1, 2016, the Board appointed David Robino as a member of the Board. The Board determined that Mr. Robino is independent under the director independence standards set forth in the Company's Corporate Governance Guidelines and the applicable listing standards of the New York Stock Exchange. The Board also appointed Mr. Robino to its Compensation Committee, Audit Committee, and Corporate Governance Committee effective March 1, 2016.

Mr. Robino will receive the same compensation for his service on the Board as the Company's other non-employee directors. For the remainder of the 2015-2016 board service year, Mr. Robino will receive in cash a prorated portion of the annual Board retainer of $65,000. Mr. Robino will also be entitled to receive expense reimbursement in connection with meeting attendance.

In connection with Mr. Robino's election to the Board, he entered into an indemnification agreement with the Company pursuant to which the Company will agree to indemnify him from certain liabilities that arise by reason of his status as a director and to advance certain expenses incurred in connection therewith. The form of indemnification agreement was filed as Exhibit 10.2 to the Company's Form 8-K filed May 29, 2009.

Item 8.01. Other Events

On March 2, 2016, the Company issued a press release announcing that the Board authorized the repurchase of up to $250 million of the Companys common stock under its share repurchase program.

A copy of the press release is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits
            99.1       Press Release of Lithia Motors, Inc. dated March 03, 2016

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 03, 2016	LITHIA MOTORS, INC. By: /s/ John F. North III John F. North III VP Finance / Chief Accounting Officer

Exhibit Index
Exhibit No.	Description
99.1	Press Release of Lithia Motors, Inc. dated March 03, 2016